                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Independent Bank Corporation:

We consent to incorporation by reference in the registration statements (No. 33-80088) on Form S-3 and (Nos. 333-32267 and 333-32269) on Forms S-8 of
Independent Bank Corporation of our report dated February 4, 2000, relating to the consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 annual report on Form 10-K/A of Independent Bank Corporation.


Detroit, Michigan                            /s/ KPMG LLP
July 10, 2000